Execution Version
December 18, 2007

ASSET PURCHASE AGREEMENT

Between:

FEP SERVICES INC.

and

DALE NORMAN PLANTE

and

KYLE PLANTE

and

WESCORP TECHNOLOGIES LTD.

-i-

TABLE OF CONTENTS
(continued)

Schedules

A	Raider Intellectual Property
B	Makon Intellectual Property
C	Total Fluid Intellectual Property
D	Raider Assets
E	Makon Assets
F	Total Fluid Assets
G	Promissory Note
H	General Conveyance
I	Bill of Sale
J	Restrictions - Wescorp Shares

-ii-

TABLE OF CONTENTS
 (continued)

Page

K	Intentionally Deleted
L	Release of Original License Agreement
M	Consulting Agreement - Bowhay
N	Consulting Agreement - McCaw
O	Release of Bowhay Prior Consulting Agreement
P	Release of McCaw Prior Consulting Agreement
Q	Permitted Encumbrances
R	Raider Accounts Payable
S	Raider Contracts
T	Letter of Opinion - Vendor’s Solicitor
U	Raider Consents
V	Total Fluid Consents
W	Allocation of Purchase Price
X	License Agreement
Y	Raider Contract Assignment

-iii-

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made December 18, 2007.

BETWEEN:

FEP SERVICES INC., a body corporate
duly incorporated pursuant to the laws of Alberta
(the "Vendor")

OF THE FIRST PART

- and -

DALE NORMAN PLANTE, an individual resident
in the Netherlands

OF THE SECOND PART

- and -

KYLE PLANTE, an individual resident
in Grande Prairie, Alberta

(Dale Norman Plante and Kyle Plante are collectively the "Shareholders")

OF THE THIRD PART

- and -

WESCORP TECHNOLOGIES LTD., a body corporate
duly incorporated pursuant to the laws of Alberta
(the "Purchaser")

OF THE FOURTH PART

IN CONSIDERATION of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each Party to this Agreement, the Parties agree as follows:

ARTICLE 1      DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

	(a)	“Agreement” means this document, the recitals, if any, and all Schedules hereto and includes all written amendments to the foregoing;

	(b)	“Amalgamation” means the amalgamation of Prior FEP, Raider and Total Fluid, which resulted in the creation of the Vendor;

(c)	“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement at Closing;

(d)	“Bill of Sale” means the bill of sale in the form attached hereto Schedule I;

(e)	"Business Day" means any day, other than a Saturday or a Sunday, or a statutory holiday in Edmonton, Alberta;

(f)	“Closing” means the date of completion of the transaction of purchase and sale contemplated in this Agreement;

(g)	"Closing Date" means, effective 1:00 p.m. (Edmonton, Alberta time) on December 18, 2007 or such earlier or later date as the Parties may mutually agree upon in writing;

(h)	“Collective Intellectual Property” shall have the meaning set out in section 6.8;

(i)	"Collective Purchased Assets" means the Makon Assets, Raider Assets and Total Fluid Assets;

(j)	“Consulting Agreement - Bowhay” means the agreement in the form attached hereto as Schedule M;

(k)	“Consulting Agreement - McCaw” means the agreement in the form attached hereto as Schedule N;

(l)	“Dale” means Dale Norman Plante;

(m)

"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(n)	"ETA" means Part IX of the Excise Tax Act (Canada), as amended from time to time;

(o)	"Excluded Assets" has the meaning set out in section 2.2;

(p)	“General Conveyance” means a general conveyance in the form attached hereto as Schedule H;

(q)	"GST" means all taxes payable under the ETA and any reference to a specific provision of the ETA shall refer to any successor provision thereto of like or similar effect;

(r)	“including” means including but without limiting the generality of the foregoing, unless the context otherwise expressly provides, such as, including only;

(s)

"Intellectual Property" means all intellectual, proprietary and industrial property and rights thereto including, but not limited to, all (a) inventions and discoveries; (b) works in which any copyright exists including software; (c) designs, industrial designs and mask works; (d) trade-marks, certification marks, trade dress, trade names, business names, corporate names, business styles, internet domain names and web sites, and any word, symbol, icon, logo or other indicia of origin adopted or used in connection with any product or service or business (collectively referred to as "Marks"); (d) all intellectual, proprietary and industrial property rights in respect of any of the foregoing including all copyrights, patent rights, patent disclosures, design and industrial design rights, patent disclosures rights in Marks, rights in confidential information, trade secrets, know-how, technical expertise, formulae, compositions, processes, research data, databases, drawings, specifications, plans, customer and supplier lists and related information and other proprietary rights; and (e) all applications and registrations, all continuations, divisions, reissues, renewals and extensions therefor, the right to make applications, rights of priority and rights to claim priority with respect to any of the foregoing intellectual and industrial property and rights thereto;

(t)	“Kyle” means Kyle Plante;

(u)	“License Agreement” means the license agreement to be made between the Purchaser as licensee and 1139076 Alberta Ltd. as licensor, in the form attached hereto as Schedule X;

(v)

"Losses" means with respect to any matter, any and all liabilities (whether direct, indirect, contingent, statutory or otherwise), obligations, claims (including direct or indirect claims), losses, damages, costs and expenses of whatever kind or nature and howsoever arising (including all legal fees and disbursements on a solicitor and his own client full indemnity basis and other professional fees and disbursements, fees paid to any government authority, interest, fines, penalties and amounts paid in settlement or in satisfaction of a judgment) directly or indirectly as a consequence of such matter, including loss of revenue, loss of business, loss of benefit, consequential and indirect damages, special damages, punitive damages and exemplary damages;

(w)	"Makon" means Makon Water Recycling Systems Inc.;

(x)	"Makon Assets" has the meaning set out in section 2.1(a);

(y)	"Makon Business" means that portion of the Vendor's Business that was carried on using the Makon Intellectual Property and the Makon Assets;

(z)	"Makon Intellectual Property" means any and all Intellectual Property used or previously used in the conduct of the Makon Business, including the Intellectual Property described in Schedule B;

(aa)	“Market Price” shall mean:

(i)

for Shares shall mean an amount equal to the weighted average of the trading prices of the Shares of Wescorp Energy Inc. on the principal stock exchange on which such Shares are traded, for each of the trading days during the last five (5) trading days immediately prior to the day prior to the Closing Date, converted to Canadian dollars using the exchange rate described in the Bank of Canada webpage (www.bankofcanada.ca) and described as the US/Canada Noon Rate;

(ii)

for the Oil Sands Quest Inc. Shares shall mean an amount equal to the weighted average of the trading prices of shares of Oil Sands Quest Inc. on the principal stock exchange on which such shares are traded, for each of the trading days during the last five (5) days immediately prior to the day prior to the Closing Date, converted to Canadian dollars using the exchange rate described in the Bank of Canada webpage (www.bankofcanada.ca) and described as the US/Canada Noon Rate;

(bb)	“Oil Sands Quest Inc. Shares” means 470,173 common shares of Oil Sands Quest Inc.;

(cc)	“Original License Agreement” means the license agreement made April 7, 2006, between 1139076 Alberta Ltd. and Total Fluid;

(dd)	"Parties" means the Vendor, Purchaser and Shareholders, and their respective successors and permitted assigns;

(ee)	"Permitted Encumbrances" means those Encumbrances described in Schedule Q;

(ff)

“Person” means a natural person, partnership, limited partnership, limited liability partnership, body corporate, corporation, company, joint stock company, limited liability company, trust, unincorporated association, joint venture or any other type of business enterprise, entity or governmental entity whatsoever and howsoever constituted, and pronouns have a similarly extended meaning;

(gg)	“Prior FEP” means FEP Services Inc. as it existed prior to the Amalgamation;

(hh)	“Promissory Note” means the promissory note in the form attached hereto as Schedule G;

(ii)	"Purchase Price" has the meaning set out in section 3.1;

(jj)	"Purchased Businesses" means the Makon Business, Raider Business and Total Fluid Business;

(kk)	“Purchaser’s Solicitors” means Bryan & Company LLP;

(ll)	"Raider" means Raider Corporation;

(mm)	"Raider Accounts Payable" has the meaning set out in section 4.1, as more particularly described in Schedule R;

(nn)	"Raider Accounts Receivable" has the meaning set out in section 2.1(b)(iii);

(oo)	"Raider Assets" has the meaning set out in section 2.1(b);

(pp)	"Raider Business" means that portion of the Vendor's Business that was carried on by Raider prior to the Amalgamation and by the Vendor after the Amalgamation,

(qq)	"Raider Consents" means the consents and approvals required in connection with the sale and purchase of the Raider Business and Raider Assets herein contemplated, as described in Schedule U;

(rr)	“Raider Contract Assignment” means the assignment in the form attached hereto as Schedule Y;

(ss)	“Raider Contracts” means the contracts described in Schedule S’

(tt)	"Raider Intellectual Property" means any and all Intellectual Property used or previously used in the conduct of the Raider Business, including the Intellectual Property described in Schedule A;

(uu)	“Release of Bowhay Prior Consulting Agreement” means the release in the form attached hereto as Schedule O;

(vv)	“Release of McCaw Prior Consulting Agreement” means the release in the form attached hereto as Schedule P;

(ww)	“Release of Original License Agreement” means a release in the form attached hereto as Schedule L;

(xx)	“Restrictions” means collectively the Restrictions - Wescorp Shares;

(yy)	“Restrictions - Wescorp Shares” shall mean the restrictions set in Schedule J hereof;

(zz)	“Shares” means common shares of Wescorp Energy Inc.;

(aaa)	"Shareholders" means Dale Norman Plante and Kyle Plante;

(bbb)	"Tax Act" means the Income Tax Act (Canada), as amended from time to time;

(ccc)

"Taxes" means and includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any governmental authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and Canada and other government pension plan premiums;

(ddd)	"Total Fluid" means Total Fluid Separation Inc.;

(eee)	“Total Fluid Accounts Payable” has the meaning set out in Section 4.2;

(fff)	"Total Fluid Assets" has the meaning set out in section 2.1(c);

(ggg)	"Total Fluid Business" means that portion of the Vendor's Business that was carried on by Total Fluid prior to the Amalgamation and by the Vendor after the Amalgamation;

(hhh)

"Total Fluid Consents" means the consents and approvals required in connection with the sale and purchase of the Total Fluid Business and Total Fluid Assets herein contemplated, as described in Schedule V;

(iii)

"Total Fluid Intellectual Property" means any and all Intellectual Property used or previously used in the conduct of the Total Fluid Business, including the Intellectual Property described in Schedule C;

(jjj)	"Vendor's Business" means the entire business carried on by the Vendor, including the Makon Business, Raider Business and Total Fluid Business;

(kkk)	"Vendor's Knowledge" means the knowledge of the Vendor, and either of the Shareholders, after due inquiry of the employees, consultants, advisors and agents of the Vendor, and the Shareholders;

(lll)	“Vendor’s Solicitors” means Hendrickson Gower Massing Olivieri LLP;

(mmm)	“Wescorp Shares” means the Shares of Wescorp Energy Inc. referred to in section 3.1 (b) hereof.

Definitions contained in this section are not exhaustive of the defined terms or expressions used in this Agreement and other terms or expressions may be defined throughout this Agreement.

1.2	Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.3	Sections and Headings

The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4	Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5	Accounting Principles

Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in Canada, including those approved from time to time by the Canadian Institute of Chartered Accountants or any successor body thereto.

1.6	Entire Agreement

This Agreement together with the other agreements tabled on the Closing Date constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the Vendor and the Purchaser. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided or as contemplated in documents made between the Parties tabled on the Closing Date.

1.7	Time of Essence

Time shall be of the essence in the performance of the Parties' obligations in respect of this Agreement.

1.8	Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom, and any judgment or order of such courts may be enforced in any jurisdiction.

1.9	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

1.10	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by the Parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.11	Severability

If any provision of this Agreement is deemed by a court of competent jurisdiction to be void, illegal or unenforceable for any reason whatsoever, then the same shall be read down to the extent necessary to make it enforceable or, if not capable of being so read down, shall be deemed to be severed from the other terms of this Agreement. In either event all other provisions, terms and covenants of this Agreement shall remain binding and effective upon the Parties and shall be construed as if this Agreement had been executed with the offending provision read down to the extent necessary to make it enforceable, or without such severed provision, as the case may be.

1.12	Schedules

The following Schedules are attached to and form part of this Agreement:

A	Raider Intellectual Property
B	Makon Intellectual Property
C	Total Fluid Intellectual Property
D	Raider Assets
E	Makon Assets
F	Total Fluid Assets
G	Promissory Note
H	General Conveyance
I	Bill of Sale
J	Restrictions - Wescorp Shares
K	Intentionally Deleted
L	Release of Original License Agreement
M	Consulting Agreement - Bowhay
N	Consulting Agreement - McCaw
O	Release of Bowhay Prior Consulting Agreement
P	Release of McCaw Prior Consulting Agreement
Q	Permitted Encumbrances
R	Raider Accounts Payable
S	Raider Contracts
T	Letter of Opinion - Vendor’s Solicitor
U	Raider Consents
V	Total Fluid Consents
W	Allocation of Purchase Price
X	License Agreement
Y	Raider Contract Assignment

ARTICLE 2      PURCHASE AND SALE OF COLLECTIVE PURCHASED ASSETS

2.1	Collective Purchased Assets

Subject to the provisions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor on the Closing Date and free and clear of all Encumbrances except the Permitted Encumbrances:

	(a)	subject to Section 2.2, all of the property and assets used in connection with the Makon Business, whether personal, tangible or intangible, of every kind and description and wheresoever situate (collectively the "Makon Assets"), including the following:

(i)	the assets described in Schedule E; and

(ii)	the Makon Intellectual Property, described in Schedule B.

(b)

subject to section 2.2, all of the property and assets used in connection with the Raider Business, whether personal, tangible or intangible, of every kind and description and wheresoever situate (collectively the "Raider Assets"), including the following:

	(i)	the assets described in Schedule D;

	(ii)	the Raider Intellectual Property described in Schedule A;

	(iii)	all accounts receivable arising out of or relating to the operation of the Raider Business (the "Raider Accounts Receivable");

	(iv)	the Raider Contracts described in Schedule S;

	(v)	all cash in bank accounts maintained for the Raider Business; and

	(vi)	all cheques payable with respect to the Raider Business.

(c)

subject to section 2.2, all of the property and assets used in connection with the Total Fluid Business, whether personal, tangible or intangible, of every kind and description and wheresoever situate (collectively the "Total Fluid Assets"), including the following:

	(i)	the assets described in Schedule F;

	(ii)	the Total Fluid Intellectual Property; and

2.2	Excluded Assets

Notwithstanding any other provision of this Agreement, the Collective Purchased Assets shall not include any of the following property and assets (collectively, the "Excluded Assets"):

	(a)	all of the Vendor's cash on hand or in banks or other depositories, except with respect to the Raider Business;

	(b)	all bank accounts of the Vendor, except with respect to the Raider Business;

	(c)	the Vendor's accounts receivable, except the Raider Accounts Receivable;

(d)

the Vendor's constating documents, minute books, and shareholder records and to the extent not reasonably required by the Purchaser as a successor to the Purchased Businesses, the original corporate and financial records of the Vendor.

ARTICLE 3      PURCHASE PRICE

3.1	Purchase Price

The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Collective Purchased Assets shall be:

(a)

the sum of Two Million Six Hundred Sixty Five Thousand ($2,665,000.00) Dollars by way of delivery to the Vendor of a Promissory Note in the form attached hereto as Schedule G to be executed and delivered by the Purchaser to the Vendor on the Closing Date;

	(b)	Thirteen Million Nine Hundred Thousand (13,900,000) Shares to be transferred to the Vendor with share certificates in the Vendor’s name to be delivered within fifteen (15) days following Closing Date;

(c)

Four Hundred Seventy Thousand One Hundred Forty Three (470,143) Oil Sands Quest Inc. Shares, the certificate for which, and the stock transfer for which, shall be delivered to the Vendor within ninety (90) days following the Closing Date;

	(d)	The total outstanding amount of the Raider Accounts Payable and the Total Fluid Accounts Payable assumed by the Purchaser pursuant to Section 4.1 and Section 4.2 hereof.

3.2	Allocation of Purchase Price

The Vendor and the Purchaser agree to allocate the Purchase Price among the Collective Purchased Assets in accordance with Schedule W and to report the sale and purchase of the Collective Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with such allocation.

3.3	Deemed Purchase Price for Allocation for Purposes and Calculation of GST

For the purpose of calculation of GST, and for the purposes of allocation of the Purchase Price, the Purchase Price shall be the cumulative total of the following amounts:

	(a)	The sum of Two Million Six Hundred Sixty-five Thousand Dollars ($2,665,000.00) as provided for in section 3.1(a) hereof.

	(b)	An amount calculated by multiplying 13,900,000 times the Market Price for the Shares.

	(c)	An amount calculated by multiplying 470,143 times the Market Price for the Oil Sands Quest Inc. Shares.

(d)

The total amount of the Raider Accounts Payable assumed by the Purchaser pursuant to Section 4.1 hereof, and the Total Fluid Accounts Payable assumed by the Purchaser in accordance with Article 4.2 hereof.

3.4	GST

	(a)	The Purchaser covenants and agrees that it is a GST registrant pursuant to the ETA, and that its GST registration number is 82638 2525 RT0001.

(b)

The Purchaser shall prepare, and deliver to the Vendor at closing, and thereafter the Vendor and Purchaser agree to execute and file a joint election or elections under Section 167 of the ETA and under the provisions of any applicable legislation, to have the sale provided for herein to take place on a GST free basis. The Purchaser shall file such election with its GST return for the reporting period in which the sale of the Collective Purchased Assets takes place.

	(c)	The Purchaser agrees to indemnify and save harmless the Vendor of and from all GST payable pursuant to the terms of this Agreement.

ARTICLE 4      LIMITED ASSUMPTION OF ACCOUNTS PAYABLE

4.1	Assumption of Raider Accounts Payable

(a)

Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy and discharge that portion of the Vendor's accounts payable relating to the operation of the Raider Business which are listed in Schedule R (The "Raider Accounts Payable"). Subject to Article 4.2, the Purchaser and the Vendor acknowledge and agree that the Purchaser shall not be assuming, paying, satisfying or discharging any other liabilities of the Vendor.

(b)

That portion of the Raider Accounts Payable being the sum of $239,892.18 owed by the Vendor to Wescorp Energy Inc. shall be paid by the Purchaser by the issuance of a Promissory Note to and in favour of Wescorp Energy Inc.

4.2	Assumption of Total Fluid Accounts Payable

(a) DELETED SECTION

(b)

Subject to the provisions of this Agreement the Purchaser agrees to assume, pay, satisfy and discharge that portion of the Vendor’s accounts payable relating to the Total Fluid Business which are restricted to the sum of $32,897.00, which the Vendor acknowledges is owed by the Vendor to Wescorp Energy Inc., which the Purchaser shall satisfy by the issuance of a Promissory Note to and in favour of Wescorp Energy Inc.

(c)	The amounts set out in Section 4.2(b) hereof are hereinafter referred to as the “Total Fluid Accounts Payable”.

4.3	Indemnification

(a)

Except for the Raider Accounts Payable assumed by the Purchaser pursuant to Section 4.1 hereof, and the Total Fluid Accounts Payable assumed by the Purchaser pursuant to Section 4.2 hereof, the Vendor shall remain responsible for and shall indemnify and hold harmless the Purchaser, and its directors, officers, employees and agents from and against all Losses incurred as a result of or in relation to the operation of the Purchased Businesses prior to the Closing Date even though such Losses may be incurred, reported or filed after the Closing Date.

(b)

Purchaser agrees to indemnify and hold harmless the Vendor, and its Directors, officers, employees and agents from and against all Losses incurred as a result of or in relation to the Raider Accounts Payable assumed by the Purchaser pursuant to section 4.1 hereof, and the Total Fluid Accounts Payable assumed by the Purchaser pursuant to section 4.2 hereof, even though such Losses may be incurred, reported or filed after the Closing Date.

ARTICLE 5      NO EMPLOYMENT OF EMPLOYEES

5.1        No Employment of Employees

Notwithstanding any other provision contained herein, the Purchaser will not be offering employment to any of the employees of the Vendor on the Closing Date, or otherwise and any employment agreements between the Vendor and its employees are expressly excluded from the Collective Purchased Assets.

5.2        Indemnity to Purchaser

The Vendor acknowledges and agrees that it is liable for all Losses arising as a result of or in relation to any termination of it's employees employment with the Vendor and agrees to indemnify and hold harmless the Purchaser from and against any such Losses incurred even though such Losses may be incurred, reported or filed after the Closing Date.

ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor, Dale and Kyle jointly and severally represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with its purchase of the Collective Purchased Assets:

6.1	Organization

The Vendor is a corporation incorporated and organized and validly subsisting under the laws of the Province of Alberta and has the corporate power to own or lease its property, to carry on the Purchased Businesses as now being conducted by it and to enter into this Agreement and to perform its obligations hereunder. The Vendor is duly qualified as a corporation to do business in each jurisdiction in which the nature of the Purchased Businesses or the Collective Purchased Assets makes such qualification necessary.

6.2	Authorization

This Agreement has been authorized, executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor.

6.3	No Other Agreements to Purchase

No Person, other than the Purchaser, has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Collective Purchased Assets.

6.4	No Violation

The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for will not result in:

(a)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor under:

	(i)	any contract to which the Vendor is a party or by which the Collective Purchased Assets are bound;

	(ii)	any provision of the constating documents or by laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor;

	(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Vendor; or

	(iv)	to the Vendor’s knowledge any license, permit, approval, consent or authorization held by the Vendor or necessary to the operation of the Purchased Businesses or the Collective Purchased Assets; or

(b)	the creation or imposition of any Encumbrance, other than a Permitted Encumbrance, on any of the Collective Purchased Assets.

6.5	Inventories

All inventories included in the Collective Purchased Assets which are classified as finished goods or saleable in the form of finished goods, and the applicable specifications on all other inventories not classified as finished goods are merchantable and usable.

6.6	Title to and Condition of Personal Property

The Collective Purchased Assets are legally and beneficially owned by the Vendor with a good and marketable title thereto, free and clear of all Encumbrances other than

Permitted Encumbrances. In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any license (of occupation or otherwise) of or in respect of any of the Collective Purchased Assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of the Collective Purchased Assets.

6.7	Intentionally Deleted Article

6.8	Intellectual Property

The Vendor is the legal and beneficial owner of the Makon Intellectual Property, Raider Intellectual Property and Total Fluid Intellectual Property (collectively the "Collective Intellectual Property"). The Vendor has the full right and authority to convey to the Purchaser all of the Vendor’s right, title, and interest in and to the Collective Intellectual Property free and clear of all Encumbrances. The Vendor has not granted to any Person any interest in or right to use all or any portion of the Collective Intellectual Property, and:

(a)

the conduct of the Purchased Businesses, including the Vendor's use of the Collective Intellectual Property, does not infringe upon or breach any intellectual property rights of any other Person, nor is any other Person, to the Vendor’s Knowledge, infringing the Collective Intellectual Property rights of the Vendor;

(b)

the Vendor is entitled to use the Collective Intellectual Property, no other Person has claimed, asserted or alleged otherwise and to the Vendor's Knowledge no grounds for such a claim or assertion exist; and

(c)

there have been no unauthorized disclosures of any information relating to the Collective Intellectual Property which the Vendor considers to be confidential, nor any authorized disclosures of such information which would result in such information being in the public domain.

6.9	Consents

There are no consents, authorizations, permissions, approvals, agreements, orders or acknowledgements required to be obtained by the Vendor from any Person or government authority:

(a) in relation to the sale of the Makon Assets or which could reasonably affect the Purchaser's ability to operate the Makon Business at the Closing;

(b) in relation to the sale of the Raider Assets or which could reasonably affect the Purchaser's ability to operate the Raider Business at the Closing, other than the Raider Consents;

(c)

in relation to the sale of the Total Fluid Assets or which could reasonably affect the Purchaser's ability to operate the Total Fluid Business after Closing, subject always to the delivery, at Closing, of the Release of Bowhay Prior Consulting Agreement, the Release of McCaw Prior Consulting Agreement, and the Release of Original License Agreement.

6.10	Contracts

The Vendor has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in material default or to the Vendor's Knowledge alleged to be in default in respect of any material contract relating to the Purchased Businesses or Collective Purchased Assets to which it is a party or by which it is bound; all such material contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing.

6.11	Compliance with Laws; Governmental Authorization

To the Vendor’s Knowledge, the Vendor is and has been in compliance with all laws, by- laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Purchased Businesses or the Collective Purchased Assets.

6.12	Taxes

(a)

The Vendor has filed on a timely basis all tax returns required to be filed by it in respect of Taxes and has paid all Taxes that are due and payable, and all assessments, reassessments, charges, penalties, interest and fines due and payable by it. To the Vendor’s Knowledge, there are no actions, suits, proceedings, investigations or claims pending or threatened against the Vendor in respect of Taxes, nor are any material matters under discussion with any government authority relating to Taxes asserted by any government authority.

(b)	The Vendor shall file, on a timely basis, all tax returns required to be filed by it in respect of Taxes subsequent to the date of this Agreement.

6.13	Litigation

There are no actions, suits or proceedings (whether or not purportedly on behalf of the Vendor) pending or, to the Vendor's Knowledge, threatened against or affecting the Vendor, the Purchased Businesses or the Collective Purchased Assets at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator, arbitration board or mediator. To the Vendor's Knowledge there are no grounds on which any such action, suit or proceeding might be reasonably commenced.

6.14	Residency

The Vendor is not a non-resident of Canada for the purposes of the Tax Act.

6.15	Deleted Article

6.16	Environmental.

To the Vendor’s Knowledge, the Vendor, in respect of the Purchased Businesses and the Collective Purchased Assets, is in material compliance with all applicable federal, provincial, municipal and local laws, statutes, ordinances, by laws and regulations, and orders, directives, codes, guidelines and decisions rendered by any ministry, court, authority, department or administrative or regulatory agency ("Environmental Laws") relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutants, contaminants, chemicals, wastes or industrial toxic or hazardous wastes or substances ("Hazardous Substances").

6.17	Collective Purchased Assets Sufficient

The:

(a) Makon Assets constitute all of the assets, rights, and properties heretofor used by the Vendor in the conduct of the Makon Business;

(b) Raider Assets constitute all of the assets, rights, and properties heretofor used by the Vendor in the conduct of the Raider Business; and

(c)

Total Fluids Assets constitute all of the assets, rights, and properties heretofor used by the Vendor in the conduct of the Total Fluid Business, subject however to the execution and delivery of the License Agreement, the Consulting Agreement - Bowhay, and the Consulting Agreement - McCaw.

6.18	Amalgamation Completion

The amalgamation of FEP Services Inc., Raider Corporation and Total Fluid Separations Inc. has been completed in accordance with law, and the Vendor is the resulting amalgamated corporation and is the owner of all of the assets and liabilities that were the property of FEP Services Inc., Raider Corporation and Total Fluid Separations Inc. immediately prior to such amalgamation.

6.19	Full Disclosure

To the Vendor's Knowledge, the Vendor has disclosed to the Purchaser all facts and information relating to the Collective Purchased Assets and the Purchased Businesses which would reasonably be expected to be material to the Purchaser's decision to complete the transactions herein contemplated.

ARTICLE 7      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Collective Purchased Assets:

7.1	Organization

The Purchaser is a corporation duly incorporated and organized and validly subsisting under the laws of the Province of Alberta and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

7.2	Authorization

This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser.

7.3	No Violation

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

(a) any contract to which the Purchaser is a party or by which it is bound;

(b) any provision of the constating documents or by laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser; or

(c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser.

7.4	GST Registration

The Purchaser is a registrant for purposes of the ETA whose registration number is 82638 2525 RT0001.

7.5	Compliance

The entering into and performance of this Agreement and the transactions contemplated herein will not be in violation of any Statute, Regulation, Rule, Bylaw, Order, Judgment or Decree by which the Purchaser is bound.

7.6	Filings

(a)

Subject to the provisions of this Agreement, there are no further filings or notices required, or approvals or consents required with respect to the transfer of the Wescorp Shares to the Vendor, except those that will be obtained by the Purchaser prior to the delivery of the Wescorp Shares to the Vendor pursuant to the terms of this Agreement.

(b)

Subject to the provisions of this Agreement, following the delivery of the Stock Certificate for the Oil Sands Quest Inc. Shares, the Vendor will be required to submit such stock transfer to the transfer agent for Oil Sands Quest Inc. in order to complete the transfer of the Oil Sands Quest Inc. Shares to the Vendor.

7.7	Right to Transfer

The Purchaser has good and sufficient power and authority to transfer the legal and beneficial title and ownership of the Wescorp Shares and the outstanding Oil Sands Quest Inc. Shares to the Vendor free and clear of all liens, charges and encumbrances.

7.8	Securities

To the best of the knowledge of the Purchaser, no securities, commissioners or similar regulatory authority has currently issued any Order which is currently outstanding,

preventing or suspending trading of the Wescorp Shares or the Oil Sands Quest Inc. Shares, and the Purchaser is not in default of any requirement of any applicable securities laws, rules or policies with respect to the transfer of the Wescorp Shares and the Oil Sands Quest Inc. Shares to the Vendor.

ARTICLE 8      SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

8.1	Survival of Representations and Warranties

(a)

The representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing of the transactions contemplated hereby.

ARTICLE 9      ADDITIONAL COVENANTS

9.1	PIPA Compliance

The Purchaser agrees to comply with the provisions of section 22 of the Personal Information Protection Act s.a. 2003 ch. P-6.5 as amended ("PIPA"). The Vendor and the Purchaser agree that the collection, use and disclosure of personal information is restricted to purposes that relate to the transactions contemplated by this Agreement and upon completion of the transactions contemplated by this Agreement the Purchaser agrees to use and disclose such personal information only for such purposes as the information was initially collected by the Vendor unless otherwise consented to by the Persons in respect of whom the personal information relates. If the transactions relating to this Agreement are not completed then all such personal information shall be returned to the Vendor or destroyed at the request of the Vendor.

9.2	Compliance with Applicable Securities Law and Regulations

The Vendor acknowledges and agrees that:

(a)

that the 13,900,000 common shares of the capital of Wescorp Energy Inc. that are being transferred to the Vendor pursuant to section 3.1 hereof are subject to the Restrictions set out in Schedule J attached hereto; and

(b) the Vendor is aware of the Restrictions set out in Schedule J and shall, at all times, act in accordance with and comply with such Restrictions; and

(c)

The Restrictions form part of this Agreement and the acknowledgments, covenants, and representations contained therein are binding upon the Vendor. The Vendor undertakes and agrees not to sell or otherwise dispose of any interest in and to the Wescorp Shares except in compliance with all applicable laws, regulations, rules and orders, including those in force in Canada and the United States.

(d)

the Vendor is purchasing, and receiving as payment hereunder, the 13,900,000 shares of Wescorp Energy Inc. and the 470,143 shares of Oil Sands Quest Inc. as principal, and upon the completion of the Closing, the Vendor will be the sole legal and beneficial owner of such shares.

9.3	Delivery of Makon Assets

The Vendor and the Purchaser acknowledge that the Makon Assets are currently situated in the Province of Ontario, and the Vendor undertakes and agrees to deliver, to a location specified by the Purchaser, in Alberta, the Makon Assets, within fifteen (15) days of the Closing Date, and the parties further agree that for all purposes the Makon Assets are sold to the Purchaser FOB Edmonton Alberta.

ARTICLE 10    CLOSING AND TRANSFER OF POSSESSION

10.1	Place of Closing

The Closing shall take place at 5:00 p.m. (Edmonton, Alberta time) on the Closing Date at the offices of Bryan & Company LLP, counsel for the Purchaser, 2600 Manulife Place, 10180 - 101 Street, Edmonton, Alberta T5J 3Y2.

10.2	Deliveries by the Vendor

At the Closing, the Vendor shall deliver the following to the Purchaser:

	(a)	certified copies of all resolutions of the board of directors of the Vendor approving the entering into and completion of the transaction contemplated by this Agreement and the Ancillary Agreements;

	(b)	certified copies of all resolutions of the shareholders of the Vendor approving the entering into and completion of the transaction contemplated by this Agreement and the Ancillary Agreements;

	(c)	a certificate of status, and a certificate of amalgamation, with respect to the Vendor issued by the appropriate government officials of their respective jurisdiction of incorporation;

	(d)	Letter of Opinion - Vendor’s Solicitor;

	(e)	General Conveyance;

	(f)	Raider Contract Assignment and Raider Consent;

	(g)	Executed Release of Original License Agreement;

	(h)	Executed Release of Bowhay Prior Consulting Agreement;

	(i)	Executed Release of McCaw Prior Consulting Agreement;

	(j)	Executed Consulting Agreement - Bowhay;

	(k)	Executed Consulting Agreement - McCaw;

	(l)	Executed License Agreement;

(m)	assignment(s) of the Vendor's interest in the Makon Intellectual Property, Raider Intellectual Property and Total Fluid Intellectual Property in form and substance satisfactory to the Purchaser;

(n)	Bill of Sale for the Makon Assets, Raider Assets and Total Fluid Assets in form and substance satisfactory to the Purchaser;

(o)	GST Joint Election;

(p)

And acknowledgment signed by 1139076 Alberta Ltd. that all amounts payable by the Vendor pursuant to the Original License Agreement (including, but not limited to amounts owing in relation to the Total Fluid Assets) have been filed;

(q)	proof of discharge of any Encumbrance other than the Permitted Encumbrances;

(r)

physical possession of the Makon Assets, Raider Assets and Total Fluid Assets and all deeds, conveyances, assurances, transfers and assignments, and any other instruments, in registrable form where required and otherwise duly executed by the Vendor and in form satisfactory to the Purchaser, necessary or reasonably required to transfer the Makon Assets, Raider Assets and Total Fluid Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances (provided that the Makon Assets shall be delivered in accordance with section 9.3 hereof;

(s)	all other agreements contemplated by or referred to in this Agreement to be executed by the Vendor, in each case duly executed by the Vendor;

(t)	all other agreements contemplated by or referred to in this Agreement to be delivered by the Vendor, in each case duly executed by all counterparts other than the Purchaser; and

(u)	such other and further documents as the Purchaser may reasonably request.

10.3	Purchaser’s Deliveries at Closing

	(a)	At the Closing, the Purchaser shall deliver the following to the Vendor:

		(i)	a certificate of status with respect to the Purchaser issued by appropriate government officials of its jurisdiction of incorporation;

		(ii)	the calculation of the Purchase Price, calculated by the Purchaser in accordance with section 3.3 hereof;

		(iii)	certified copy of directors resolution of the Purchaser approving the entering into and completion of the transaction contemplated by this Agreement and the Ancillary Agreements;

		(iv)	the Promissory Note;

		(v)	all other agreements contemplated by or referred to in this Agreement to be executed by the Purchaser and to be delivered on Closing;

(vi)	GST Joint Election.

(b)	At the Closing, the Purchaser agrees:

	(i)	Provided it has received the Consulting Agreement - Bowhay executed by Jim Bowhay to execute and deliver such agreement and provide one copy to Jim Bowhay.

	(ii)	Provided it has received the Consulting Agreement - McCaw executed by Dermot McCaw to execute and deliver such agreement and provide one copy to Dermot McCaw.

	(iii)	Provided it has received the License Agreement executed by 1139076 Alberta Ltd. to execute and deliver such agreement and provide one copy to 1139076 Alberta Ltd.

(c)

Within fifteen (15) days following the Closing Date, the Purchaser shall deliver to the Vendor a share certificate for 13,900,000 common shares of Wescorp Energy Inc. issued in the name of the Vendor, which shall be subject to the Restrictions - Wescorp Shares.

(d)

Within ninety (90) days following the Closing Date, the Purchaser shall deliver to the Vendor the share certificate for and an executed stock transfer form for the Oil Sands Quest Shares being transferred to the Purchaser in accordance with section 3.1(c) hereof.

(e)	Such other and further documents as the Vendor may reasonably request.

10.4	Further Assurances

From time to time subsequent to the Closing Date, each Party to this Agreement covenants and agrees that it will, at the expense of the requesting Party, promptly execute and deliver all such documents, including, conveyances, transfers, consents and other assurances, and do all such other acts and things as the other Party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any Ancillary Agreement or any of the respective obligations intended to be created hereby or thereby.

ARTICLE 11     INDEMNIFICATION AND LIMITATIONS REGARDING LOSSES

11.1	Indemnification by the Vendor, Kyle and Dale

In addition to any other indemnity given by the Vendor, Kyle and Dale in this Agreement, the Vendor, Kyle and Dale joint and severally agree to indemnify and save harmless the Purchaser, and its directors, officers, employees and agents from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

	(a)	any breach by the Vendor, Kyle or Dale of or any inaccuracy of any representation or warranty of the Vendor, Kyle or Dale contained in this

Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

(b)

any breach or non performance by the Vendor, Kyle or Dale of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

11.2	Indemnification by the Purchaser

In addition to any other indemnity given by the Purchaser in this Agreement, the Purchaser agrees to indemnify and save harmless the Vendor, its directors, officers, employees and agents from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

(a)

any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

	(b)	any breach or non performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

ARTICLE 12     MISCELLANEOUS

12.1	Notices

(a)

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

		(i)	if to the Vendor:

Hendrickson Gower Massing Olivieri LLP Barristers and Solicitors 2250, 10060 Jasper Avenue Edmonton, Alberta T5J 3R8 Attention: Adam Merrick Fax No. (780) 421-5864

		(ii)	if to the Shareholders:

Dale Norman Plante Duinrellweg 10 2242 JN
Wassenaar, Netherlands

Kyle Plante
Box 23391
Grande Prairie, Alberta T8V 7G7

(iii)	if to the Purchaser:

Wescorp Technologies Ltd. 770, 435 - 4th Avenue SW Calgary, Alberta T2P 3A8 Attention: Doug Biles Fax No.: (403) 444-7029

with a copy to:

Bryan & Company LLP Barristers & Solicitors 2600, 10180 - 101 Street Edmonton, Alberta T5J 3Y2 Attention: Michael W. Crozier Fax No.: (780) 428-6324

(b)

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within five Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)	Any Party may at any time change its address for service from time to time giving notice to the other Parties in accordance with this section.

12.2	Legal Fees

Each Party shall be responsible for their own legal and other professional fees incurred in respect of the transactions contemplated by this Agreement.

12.3	No Merger

All covenants, agreements, rights, obligations, indemnities, representations and warranties of the Parties set forth in this Agreement and in any documents or agreements delivered pursuant to or contemplated by this Agreement shall survive, and not merge on, the completion of the Closing and, notwithstanding the Closing, shall continue in full force and effect thereafter.

12.4	Counterparts

This Agreement and the Ancillary Agreements may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument and counterparts may be delivered by facsimile transmission, or other electronic transmission.

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

FEP SERVICES INC.

Per: /s/ Dale Norman Plante

WESCORP TECHNOLOGIES LTD.

Per: /s/ Douglas Biles

/s/ Dale Norman Plante
Witness	DALE NORMAN PLANTE

/s/ Kyle Plante
Witness	KYLE PLANTE